Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to the Registration Statement on Form S-4 of our report dated April 14, 2022, which includes an explanatory paragraph as to Inflection Point Acquisition Corp.’s (now known as Intuitive Machines, Inc.) ability to continue as a going concern, with respect to our audit of the financial statements of Inflection Point Acquisition Corp. (now known as Intuitive Machines, Inc.) as of December 31, 2021 and for the period from January 27, 2021 (inception) through December 31, 2021, appearing in Amendment No. 4 to the Registration Statement on Form S-4, File No. 333-267846. We were dismissed as auditors on February 13, 2023, effective immediately following the filing of the Intuitive Machines, Inc. yearly report on Form 10-K for the year ended December 31, 2022, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, Inflection Point Acquisition Corp. and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

February 14, 2023